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                                                                     EXHIBIT 5.1


December 9, 2002

Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134


Ladies and Gentlemen:

               We have examined the Registration Statement on Form S-8 to be filed by Novellus Systems, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on December 9, 2002 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,674,728 shares of Common Stock, no par value, of the Company (the "Stock") for issuance pursuant to options granted or to be granted under the SpeedFam, Inc. 1991 Employee Incentive Stock Option Plan, as amended, the SpeedFam-IPEC, Inc. 1992 Stock Option Plan, as amended, the 1995 Stock Plan for Employees and Directors of SpeedFam-IPEC International, Inc., as amended, the 2001 Nonstatutory Stock Option Plan of SpeedFam-IPEC, Inc., and the Stand-Alone Nonstatutory Stock Option Agreement of SpeedFam-IPEC, Inc., dated June 14, 2001 assumed by the Company. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

               It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        /s/ Morrison & Foerster, LLP